Exhibit 99.1

CONTACT:
Whirlpool Press Office
(269) 923-7405

WHIRLPOOL CORPORATION TO ADD UP TO 400 JOBS IN SOUTHWEST MICHIGAN

Benton Harbor, Mich. — May 16, 2006 — Whirlpool Corporation (NYSE:WHR) today confirmed the creation of up to 400 new jobs in Southwest Michigan to support its global headquarters and North American operations.

The announcement follows the company’s recent decision to consolidate Maytag administrative offices in the U.S. — from Newton, Iowa and Schaumburg, Ill., to Benton Harbor and other Whirlpool locations. The positions will encompass a variety of functions and are expected to be filled over the next 24 months.

“We are expanding our Benton Harbor headquarters to support the business transition during the Maytag integration, as well as the continued growth of our North American and global business,” said Jeff M. Fettig, chairman and CEO, Whirlpool Corporation. “These 400 new jobs will build upon our history of contributing to the community, economy and quality of life in Southwest Michigan.”

Some positions will be filled by relocating employees from former Maytag locations and others will be filled through external hiring. Information on applying for positions with Whirlpool Corporation is available at www.whirlpoolcareers.com.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http:  www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S. Additional information concerning these factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K for its fiscal year ended December 31, 2005.

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